                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       First Aviation Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          FIRST AVIATION SERVICES INC.
                              15 Riverside Avenue
                          Westport, Connecticut 06880

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of First Aviation Services Inc. will be held at the Company's Headquarters, 15 Riverside Avenue; Westport, CT; 06880 on Monday, August 25, 1997 at 9:00 a.m. for the following purposes:

        1. To elect two directors for a term to expire at the Annual Meeting of Stockholders in the year 2000.

        2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998.

        3. To consider and vote upon a proposal to amend the First Aviation Services Inc. Stock Incentive Plan

        4. To act upon any and all matters incident to the foregoing and transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

The Board of Directors, by resolution, has fixed the close of business on July 30, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Stockholders Are Invited To Attend The Annual Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       John A. Marsalisi
                                       Secretary

Westport, Connecticut
August 1, 1997

                           FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                           Westport, Connecticut 06880

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

This proxy statement is furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services Inc., a Delaware Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Company's 1997 Annual Meeting of Stockholders to be held on August 25, 1997, and at any adjournment thereof (the "Annual Meeting"). The Notice of Annual Meeting, this proxy statement, the accompanying proxy and the Company's Annual Report are first being mailed to Stockholders on or about August 1, 1997.

The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880.

RECORD DATE

The Board of Directors has fixed the close of business on July 30, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing. At the Record Date, there were 8,915,000 shares of Common Stock issued and outstanding.

MATTERS TO BE CONSIDERED

At the Annual Meeting, stockholders will be asked to consider and vote upon the election of two directors for a term to expire at the Annual Meeting in the year 2000, to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998, and to adopt a proposal to amend the First Aviation Services Inc. Stock Incentive Plan. The Board of Directors knows of no other matter to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matter.

QUORUM; REQUIRED VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", or "WITHHELD FROM" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and will be included in determining the number of shares that are represented and voted at the Annual Meeting with respect to such matter.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required for the election of the nominated directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for the nominees or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted towards the nominee's achievement of a plurality.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998 and for the adoption of the amendment to the First Aviation Services Inc. Stock Incentive Plan. With respect to broker non-votes, the shares will be counted for purposes of determining the presence or absence of a quorum, but will not be considered entitled to vote at the Annual Meeting for such matter and thus broker non-voters will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which the majority is calculated.

VOTING AND REVOCATION OF PROXIES

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company's Transfer Agent and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, shares represented by properly executed proxies will be voted "FOR" the election of the nominees for director named herein, "FOR" the approval of the proposed appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998 and "FOR" the approval of the proposed amendment to the First Aviation Services Inc. Stock Incentive Plan.

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1997 by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) each of the officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Each of the persons listed in the table maintains an address at 15 Riverside Avenue Westport, Connecticut 06880, unless otherwise indicated.


NAME AND ADDRESS                                                            AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                                          BENEFICIAL OWNERS       PERCENT OF CLASS
-------------------                                                         --------------------    -----------------
FAS Inc., ("FAI") an indirect subsidiary of First
   Equity Group, Inc.                                                             3,721,665(1)            41.05%
   15 Riverside Avenue
   Westport, Connecticut 06880
Canpartners Investments IV, LLC.                                                  1,293,335(2)            14.27%
   9665 Wilshire Boulevard
   Suite 200
   Beverly Hills, California 90212
Aaron P. Hollander                                                                      -- (1)               --
Michael C. Culver                                                                       -- (1)               --
John A. Marsalisi                                                                       -- (3)               --
John F. Risko                                                                           -- (1)(4)            --
  2461 Roscomore Rd.
  Los Angeles, California 90077
Joshua S. Friedman                                                                      -- (5)               --
Robert L. Kirk                                                                        5,450                  (7)
Charles B. Ryan                                                                      10,000                  (7)
Rajesh Sharma                                                                       150,000(6)             1.65%
   National Airmotive Corporation
   7200 Earhart Road
   Oakland, California
All directors and executive
  officers as a group (8 persons)                                                  3,887,115             42.88%

------------------------

(1) Messrs. Culver and Hollander own, in the aggregate, substantially all of the outstanding shares of First Equity Group Inc. First Equity Group Inc. and Mr. Risko indirectly own substantially all of the outstanding share of FAI. Mr. Risko asserted that he has an indirect beneficial ownership interest in 1,240,555 shares of Common Stock held by FAI by virtue of an understanding that he claims exists between him and Messrs. Hollander and Culver. The Company understands that Messrs. Hollander and Culver dispute such claim and that the matter is currently the subject of litigation. See "Legal Proceedings."

(2) Canyon Partners Incorporated is the Managing Member of Canpartners Investments IV, LLC (Canpartners). Mr. Friedman, Mitchell R. Julis and R. Christian B. Evenson are the sole shareholders and directors of Canyon Partners Incorporated and such individuals may be deemed to share beneficial ownership of the shares shown as owned by Canpartners. Such persons disclaim beneficial ownership of such shares.

(3) Does not include 40,000 options which are currently not exercisable.

(4) Mr. Risko's employment by the Company was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

(5) Excludes 1,293,335 shares shown as owned by Canpartners. Mr. Friedman is a Vice-President of Canpartners and is a shareholder and director of Canyon Partners Incorporated, the Managing Member of Canpartners, and as such may be deemed to share voting and investment power over such shares. Mr. Friedman disclaims beneficial ownership of such shares.

(6) Includes 150,000 options which are currently exercisable.

(7) Less than 1%

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Exchange Act requires the Company's directors, executive officers and ten percent shareholders to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Directors, executive officers and ten percent stockholders are required to furnish the Company with copies of all Section 16 (a) forms that they file. Based on a review of these filings, the Company notes that Messrs. Hollander, Culver, Marsalisi and Risko inadvertently failed to file their Form 3s on a timely basis upon the consummation of the Company's initial public offering of 3,900,000 shares of Common Stock on March 5, 1997 (the "Offering"). Messrs. Hollander, Culver and Marsalisi made their filings on March 7, 1997 and Mr. Risko made his filing on May 10, 1997.

1. Election of Directors (Proposal No. 1)

The Nominees for Director are Joshua S. Friedman and Aaron P. Hollander. The Company's Certificate of Incorporation provides for a Board of Directors classified into three classes, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. In light of the resignation of John F. Risko as a Director of the Company on June 24, 1997, the Board of Directors is currently comprised of six directors, one director in Class I, two directors in Class II and three directors in Class
III. To make the classes more balanced, the Board of Directors has nominated Aaron P. Hollander for reelection at the Annual Meeting, thus moving Mr. Hollander from Class III to Class I. If elected, the two nominees will serve for a term to expire at the Annual Meeting of Stockholders in the year 2000.

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. The nominees at present are available for election as members of the Board of Directors. If the nominees are unable to serve, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate.

The Board of Directors recommends a vote FOR the election of Joshua Friedman and Aaron Hollander.

Nominees for election to the Board of Directors for a term expiring at the Annual Meeting of Stockholders in the year 2000.

Joshua S. Friedman, 40, became a Director upon the consummation of the Offering. Since its inception in 1990, Mr. Friedman has been an executive officer of Canyon Partners Incorporated, a merchant banking and money management firm which Mr. Friedman co-founded and which is an affiliate of Canpartners. From 1984 to 1990, Mr. Friedman was Executive Vice President and Co-Director, Capital Markets of Drexel Burnham Lambert Incorporated. Mr. Friedman currently serves as a member of the Board of Directors of Signature Resorts, Inc., a publicly traded developer and operator of timeshare resorts, and several privately held companies and charitable organizations.

Aaron P. Hollander, 41, has served as Chairman of the Company since March 1995. Mr. Hollander became a director of National Airmotive Corporation ("NAC") in June 1995. Mr. Hollander co-founded, in 1985, First Equity Development Inc. ("First Equity"), an aerospace investment and advisory firm affiliated with the Company and has served as Co-Managing Director since that time.

Members of the Board of Directors Continuing in Office;
Terms Expire at the 1998 Annual Meeting of Stockholders

Michael C. Culver, 46, has been a Director and Chief Executive Officer of the Company since March 1995. Mr. Culver became a director of NAC in June 1995 and Chairman in August 1996. Mr. Culver also serves as Chairman and Chief Executive Officer of Aircraft Parts International Combs, Inc. Mr. Culver co-founded First Equity in 1985 and has served as Co-Managing Director since that time.

Robert L. Kirk, 67, became a Director upon the consummation of the Offering. Mr Kirk is and has been since 1992 the Chairman of British Aerospace Holdings, Inc., an international aerospace corporation. Mr. Kirk served as Chairman and Chief Executive Officer of CSX Transportation, Inc., the railroad subsidiary of CSX Corporation, from 1990 to 1992, and was Chairman and Chief Executive Officer of Allied-Signal Aerospace Co. from 1986 to 1989. Mr. Kirk is a director of United Defense L.P., a defense contractor, and Harsco Corporation, a diversified industrial company.

Members of the Board of Directors Continuing in Office; Terms Expire at the 1999 Annual Meeting of Stockholders

John A. Marsalisi, 42, has been a Director, Chief Financial Officer and Secretary of the Company since March 1995. Mr. Marsalisi has been a director of NAC since June 1995 and its Chief Financial Officer and Secretary since August 1996. Since 1996, he has been an officer of First Equity. From 1991 to May 1996, Mr. Marsalisi was Director of Taxes for Omega Engineering. Prior to joining Omega Engineering, Mr. Marsalisi was Director of Taxes for the Entrepreneurial Services Group of Ernst & Young, LLP in Stamford, Connecticut. Mr. Marsalisi is a Certified Public Accountant.

Charles B. Ryan, 46, became a Director upon the consummation of the Offering. Mr. Ryan has been the President and Chief Operating Officer of Nordam Group Inc., a manufacturer and overhaul agency of airframes, nacelles and thrust reverses since 1982. Mr. Ryan has been associated with Nordam Group Inc. since 1976.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

Until the consummation of the Offering, the Company's Board of Directors was comprised of Messrs. Hollander, Culver, Risko and Marsalisi. The Board of Directors met once during the fiscal year ended January 31, 1997. All of the directors were in attendance at this meeting. Upon the consummation of the Offering, the size of the Board of Directors was expanded to seven and Messrs. Friedman, Kirk and Ryan were elected. Since the Offering, the Board of Directors has met once and all members were in attendance.

The Employment of Mr. Risko, who was an officer of the Company and NAC, was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

The Board of Directors has the following standing committees, which were established in March, 1997 in conjunction with the Offering. Each committee has met once since the Offering.

AUDIT COMMITTEE

The Audit Committee consists of two independent directors of the Company, Messrs. Hollander and Ryan. The Audit Committee is responsible for engaging the Company's independent auditors and reviewing with them the scope and timing of their audit services, any other services which they are asked to perform, their report on the Company's accounts following completion of the audit and the Company's policies and procedures with respect to internal accounting and financial control.

Compensation Committee

The Compensation Committee consists of two independent directors of the Company, Messrs. Hollander and Kirk. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to compensation and benefit levels of executive officers of the Company.

EXECUTIVE COMMITTEE

The Executive Committee consists of two directors of the Company, Messrs. Hollander and Culver. The Executive Committee has the power and authority to exercise all of the powers and authority of the Board of Directors in managing the business affairs of the Company, except that it does not have the power and authority to: (i) amend the Certificate of Incorporation or By-laws of the Company; (ii) adopt an agreement of merger or consolidation or to recommend to stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; or (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 1, 1995, in connection with the acquisition by the Company of NAC from Triton Group Ltd., the Company issued 33,000 shares of its Series A Preferred Stock to FAI for aggregate proceeds of $1,650,000 and 3,556,665 shares of its Common Stock for an aggregate price of $551,000. In connection with the closing of the Offering, the Company's Series A Preferred Stock, face value $1,650,000, held by FAI was exchanged for 165,000 shares of Common Stock. Messrs. Culver, Hollander and Risko indirectly own substantially all of the outstanding shares of FAI, and each of Messrs. Culver and Hollander, as well as Mr. Marsalisi, are officers of FAI.

On June 1, 1995, NAC entered into the Loan and Security Agreement (the "Loan Agreement") between NAC and Canpartners (as assignee of Canpartners Investments III, L.P.). Mr. Friedman, a director of the Company, is affiliated with Canpartners. Pursuant to the Loan Agreement, Canpartners made a $3,000,000 loan (the "Subordinated Debt") to NAC which was subordinated in right of payment to NAC's credit facility. The Subordinated Debt carried interest at the rate of 15% per year and required scheduled prepayments of principal and interest and initially was due no later than July 15, 1997. On June 13, 1996, in connection with a refinancing of NAC's credit facility, NAC repaid $1,000,000 in principal to Canpartners and made certain modifications to the Loan Agreement, including an extension of the final maturity date of the Subordinated Debt to June 13, 1999. In connection with the execution of the Loan Agreement, NAC and Canpartners entered into a Warrant Agreement (the "Warrant Agreement"), pursuant to which NAC issued warrants to purchase 1,832,225 shares of its Common Stock at an exercise price of $0.05 per share to Canpartners. In connection with the repayment of $1,000,000 of the Subordinated Debt in June 1996, 538,890 of the warrants held by Canpartners were canceled. Pursuant to the Second Amendment to the Warrant Agreement, dated December 20, 1996, the remaining NAC warrants held by Canpartners became exercisable for and were exercised for shares of the Company's common stock at an exercise price of $0.05 per share upon consummation of the Offering. The remaining debt to Canpartners was retired with a portion of the proceeds from the Offering.

Pursuant to a Shareholders Agreement entered into among NAC, the Company and Canpartners in connection with the execution of the Loan Agreement (the "Shareholders Agreement"), NAC agreed to pay a management fee to First Equity in the amount of $300,000 per year, payable quarterly.

NAC reduced payment of this management fee to First Equity by the amount of compensation paid to Mr. Risko in connection with his services as an officer of the Company and NAC. The obligation to pay a management fee to First Equity terminated upon consummation of the Offering.

Pursuant to the Shareholders Agreement, NAC agreed to pay an annual management fee of $50,000 to Canpartners for each of the four years commencing June 1, 1995. The Shareholders Agreement provided for accelerated payment to Canpartners of all remaining annual management fees upon the occurrence of certain events, including the consummation of the Offering.

On September 30, 1996, the Company entered into two agreements with First Equity whereby First Equity provided certain investment advisory services in connection with the Offering as well as advice with respect to and assistance in negotiating the acquisition of Aircraft Parts International, formerly a division of AMR Combs. Inc. (the "API Combs Acquisition"). Upon the closing of the Offering, First Equity was paid a fee of $350,000 for assistance rendered in connection with the Offering and $250,000 for its services with regard to the API Combs Acquisition. First Equity may render other investment advisory services to the Company in the future. If it does so, any investment advisory fees paid to it would not exceed customary fees for such services.

On December 20, 1996, the Company and First Equity entered into an agreement allocating potential investment and acquisition opportunities in the global aircraft engine repair and overhaul market. Pursuant to the agreement, First Equity agreed that commencing with the consummation of the Offering, neither First Equity nor any of its majority-owned subsidiaries will, as a principal, consummate any acquisition of a majority interest in any business that is engaged in the repair and overhaul of military and commercial aircraft engines anywhere in the world (a "Covered Acquisition"), without first notifying the Company and providing the Company with the opportunity to choose to effect the Covered Acquisition for its own account. The Company's decision as to whether to effect the Covered Acquisition will be made by the directors of the Company who have no affiliation with First Equity. The agreement will remain in effect for a five-year term, subject to earlier termination in the event First Equity reduces its ownership interest in the Company to less than 10% of the Company's outstanding voting securities. In addition, the agreement does not apply to any proposed acquisition by First Equity of any business that generates less than 15% of its aggregate net sales from the repair and overhaul of military and commercial aircraft engines or to any advisory services performed by First Equity on behalf of third parties.

During the fiscal year ended January 31, 1997, the Company leased approximately 1,000 square feet of office space from First Equity under a month to month sublease. Monthly payments under the sublease were $2,500. On December 13, 1996, the Company entered into a new sublease with First Equity which replaces the old lease. Under the new sublease, which commenced on April 21, 1997 the Company leases approximately 2,000 square feet of office space in Westport, Connecticut for a period of ten years with options for two additional five year periods. Monthly payments under this sublease currently are $5,000, subject to increases on an annual basis. The sublease is cancelable by either party on six months notice.

The Company believes that the terms of the two advisory services agreements and the sublease agreement between the Company and First Equity are at least as favorable as the terms which would have been obtained by the Company from an unaffiliated third party.

LEGAL PROCEEDINGS

As previously reported in the Company's Form 10-Q for the quarter ended April 30, 1997, on June 30, 1997, John F. Risko, formerly a director and the Chief Operating Officer of the Company and President and Chief Executive Officer of NAC, initiated litigation in the Alameda Superior Court, California, against the Company, NAC, Aaron P. Hollander, Michael C. Culver, First Equity and First Equity Group. This litigation alleges wrongful termination, breach of contract, unfair trade practices and various acts of fraud, deceit and misrepresentation on the part of the defendants and seeks various compensatory damages, exemplary damages, double damages, treble damages, interest, costs, fees, as well as common shares in the Company. This litigation relates to the termination of the employment of the plaintiff by the Company, NAC and First Equity, compensation matters relating to employment of plaintiff by such entities and the claim by plaintiff of entitlement to a portion of the outstanding shares of the Company indirectly held by

First Equity. The Company intends to contest this litigation vigorously and believes that it has meritorious defenses.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TAXES

The following table sets forth certain information for the fiscal year ended January 31, 1997, the twelve months ended January 31, 1996 and the fiscal year ended March 31, 1995 regarding compensation awarded to, earned by, or paid to the Company's chief executive officer and each other executive officer of the Company, and one executive officer of a subsidiary whose salary and bonus for the fiscal year ended January 31, 1997 exceeded $100,000.

NAME                                                 PERIOD                     SALARY        BONUS         OTHER        OPTIONS
---------------------------------------------  ---------------------          -------------  ----------   -----------  ----------
Michael C. Culver                              FYE 1/31/97                    $23,000
Chief Executive Officer                        12 Months ended 1/31/96          N/A(1)
                                               FYE 3/31/95                      N/A(1)

John A. Marsalisi                              FYE 1/31/97                    $20,000
Chief Financial Officer                        12 Months ended 1/31/96          NA (1)
                                               FYE 3/31/95                      NA (1)

John F. Risko (2)                              FYE 1/31/97                   $  187,887 (3)
Chief Operating Officer                        12 Months ended 1/31/96          N/A(1)
                                               FYE 3/31/95                      N/A(1)

Rajesh Sharma                                  FYE 1/31/97                   $  170,071   $  250,000                $1,500,000 (5)
Chief Operating Officer-NAC                    12 Months ended 1/31/96       $  130,358       $8,185      $20,670
                                               FYE 3/31/95                   $  113,613      $37,420      $17,163(4)


------------------------

(1) The Company was formed in March 1995 to acquire NAC and each of the executive officers of the Company became an officer at the time of its formation. None of the executive officers of the Company received any employment compensation from the Company or NAC during the twelve months ended January 31, 1996 or the fiscal year ended March 31, 1995.

(2) Mr. Risko's employment by the Company was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

(3) The salary payments to Mr. Risko have reduced, dollar for dollar, the amount of the $300,000 annual management fee NAC paid to First Equity for management services. The obligation to pay a management fee to First Equity terminated upon consummation of the Offering.

(4) Consists of insurance benefits including Group Term Life and Executive Life policy.

(5) The Company has granted to Mr. Sharma, the Chief Operating Officer of NAC, options to purchase 3%, before the Offering, of the outstanding capital stock of NAC. These options may be exercised to purchase 150,000 shares of the Company's Common Stock at an exercise price of $.01 per share. Mr. Sharma has agreed that he will not sell any shares of Common Stock acquired upon the exercise of his options for a period of 180 days following the Offering and that, thereafter, he will not, during any three month period, sell a number of shares that exceeds the lesser of (i) 1% of the number of shares of Common Stock then outstanding (approximately 89,150 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock in the NASDAQ National Market during the four weeks preceding the sale.

                         OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the stock options that were granted during the last fiscal year to each of the officers named in the Summary Compensation Table.

                           NUMBER OF
                          SECURITIES   PER CENT OF TOTAL
                          UNDERLYING    OPTIONS GRANTED                                                  GRANT DATE
                            OPTIONS     TO EMPLOYEES IN         EXERCISE OF                              VALUATION
NAME                        GRANTED       FISCAL YEAR            BASE PRICE          EXPIRATION DATE        (1)
------------------------  -----------  -----------------  ------------------------  ------------------  ------------
Michael C. Culver.......        None            None      N/A                       N/A

Rajesh Sharma...........     150,000             100%     $0.01 per share           December 2006        $1,500,000

John F. Risko (2).......        None            None      N/A                       N/A

John Marsalisi..........        None            None      N/A                       N/A


------------------------

(1) At the date of grant the Company had not yet completed its Offering. The options have been valued at the initial public offering price of $10 per share.

(2) Mr. Risko's employment by the Company was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

             Aggregated Option Exercises in Last Fiscal Year and
                        Fiscal Year-End Option Values

The following table sets forth the aggregate positions in options at Fiscal Year-End held by each of the officers named in the Summary Compensation Table.

                            NUMBER OF SECURITIES
                            UNDERLYING UNEXCERCISED        VALUE OF UNEXERCISED
                            OPTIONS AT FISCAL YEAR        IN-THE-MONEY OPTIONS
                                     END                   AT FISCAL YEAR END
NAME                        EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
--------------------------  -------------------------   ----------------------------
Michael C. Culver.........         None/None                         N/A

Rajesh Sharma.............       150,000/None             $    1,500,000/ None

John A. Marsalisi.........         None/None                         N/A

John F. Risko (2).........         None/None                         N/A

------------------------

(1) As of the end of the fiscal year, the Company had not yet completed its Offering. The options have been valued at the initial public offering price of $10 per share.

(2) Mr. Risko's employment by the Company was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

EMPLOYMENT CONTRACTS

In December 1996, the Company entered into employment agreements with Michael
C. Culver, John F. Risko and John A. Marsalisi. Mr. Culver's, Mr. Risko's and Mr. Marsalisi's employment agreements are each for terms of three years which expire on December 31, 1999, and provide for an annual base salary of $180,000, $180,000 and $155,000, respectively. In addition, each of the employment agreements provides for: (i) benefits which are also generally available to other employees of the Company in similar employment positions;
(ii) reimbursement of reasonable business related expenses; (iii) three weeks paid vacation per year; and (iv) a severance payment, upon termination without cause or for death or disability, equal to six months base salary. Each of the agreements may be terminated by the Company without cause at any time upon 30 days notice or by the executive for any reason upon 30 days notice. Mr. Culver, Mr. Risko and Mr. Marsalisi also each have, as part of their respective employment agreements, agreed not to compete with the Company for a period of six months following the end of their employment by the Company and not to solicit employees or customers of the Company for a period of six months following the end of their employment with the Company. Mr. Risko's employment by the Company was terminated on June 9, 1997 and he resigned as a Director on June 24, 1997.

NAC has entered into a Post-Employment Consulting Agreement with Mr. Sharma. The agreement requires Mr. Sharma to provide specified consulting services to NAC following a termination of Mr. Sharma's employment by (i) NAC without "Cause" or (ii) by Mr. Sharma for "Good Reason" (either, a "Qualifying Termination") as these terms are defined. "Cause" is defined to include misappropriation of funds, acts of fraud or gross misconduct, conviction of a felony, disclosure of confidential information, misappropriation of business opportunities and competitive behavior against NAC. "Good Reason" is defined as a reduction in Mr. Sharma's base salary or benefits other than in connection with an across-the-board reduction in salaries and/or benefits for similarly situated employees of the Company or pursuant to the Company's standard retirement policies. The agreement provides that following a Qualifying Termination, Mr. Sharma shall thereafter provide consulting services to NAC for 12 months, or if sooner, until such date as Mr. Sharma is entitled to receive full retirement benefits under NAC's applicable retirement plans. In exchange for his services, Mr. Sharma is entitled to receive a fee, payable in equal monthly installments, equal to his annual base salary as in effect prior to the Qualifying Termination. The agreement also obligates NAC to continue medical, dental, vision and life insurance for Mr. Sharma to the extent such were provided to him prior to his termination of employment. Mr. Sharma is obligated to pay 50% of NAC's cost for all such insurance. If Mr. Sharma enters into new employment during the consulting period, the agreement provides that the obligation to pay the consulting fee and benefits otherwise payable to Mr. Sharma shall be terminated or reduced by specified amounts depending upon the terms and conditions of his new employment.

BOARD OF DIRECTORS COMPENSATION

Each of the Company's non-employee directors is entitled to receive an annual fee of $20,000 in cash or stock. No director of the Company receives any directors' fees for attendance at meetings of the Board of Directors or committees thereof, although non-employee members of the Board do receive reimbursement for actual expenses of such attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an employee of the Company.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of two independent directors, Messrs. Hollander and Kirk. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to compensation and benefit levels of executive officers of the Company. This committee was first established in March, 1997 in conjunction with the Offering and did not meet during the fiscal year ended January 31, 1997. Although a salary was paid to the Company's executive officers during the fiscal year ended January 31, 1997, such compensation was not part of an overall compensation policy and was determined pursuant to existing understandings and arrangements between such officers and the Company.

It is anticipated that a comprehensive compensation policy will be established by the Compensation Committee during the fiscal year ending January 31, 1998 and such policy will incorporate the following overall compensation philosophy:

 - Attracting and retaining quality talent, which is critical to both the short-term and long-term success of this Company.

- Reinforcing strategic performance objectives through the use of incentive compensation programs.

- Creating a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

This report has been prepared by the Board of Directors.

     Aaron P. Hollander                             Joshua S. Friedman
     Michael C. Culver                              Robert L. Kirk
     John A. Marsalisi                              Charles B. Ryan


STOCK PERFORMANCE GRAPH

The Company's Common Stock commenced trading on February 28, 1997. Therefore no relevant stock performance data existed for the fiscal year ended January 31, 1997. Accordingly, no stock performance graph has been presented.

2. Appointment of Auditors (Proposal No. 2)

On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Ernst & Young LLP as auditors for the fiscal year ended January 31, 1998, subject to ratification by stockholders. Ernst & Young LLP has audited the Company's financial statements since 1995.

Representatives of Ernst & Young are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from stockholders.

If the foregoing proposal is not approved at the Annual Meeting, or if prior to the 1998 Annual Meeting of Stockholders, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Board of Directors, then in any such case, the Board of Directors will appoint other independent auditors whose engagement for any period subsequent to the 1997 Annual Meeting will be subject to ratification by the Stockholders at the 1998 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this proposal.

3. Proposal to Amend the First Aviation Services Inc. Stock Incentive Plan (Proposal No. 3)

The First Aviation Services Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders on December 20, 1996. The purpose of the Plan is to promote the success of the Company by providing an additional means through the grant of awards to attract, motivate, retain and reward key employees, including officers, (whether or not directors), of the Company for high levels of individual performance and improved financial performance of the Company and to attract, motivate and retain experienced and knowledgeable independent directors. As of July 30, 1997, approximately 100,000 shares of the Company's Common Stock remained available for future grants of stock options, restricted stock awards ("Restricted Stock Awards"), performance share awards ("Performance Share Awards") and/or stock appreciation rights ("Stock Appreciation Rights") under the Plan.

The Board of Directors has recommended that the stockholders approve an amendment to the Plan to increase the number of shares of Common Stock available for issuance pursuant to grants thereunder from 400,000 to 800,000. The Board of Directors believes that the proposed increase is necessary because of the need to continue to make grants under the Plan to attract, retain and motivate eligible persons.

The following summary of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan.

ADMINISTRATION OF THE PLAN

The Plan is administered by a committee appointed by the Board (the "Committee") currently consisting of two Board members, each of whom is a "Non-Employee Director" as such term is defined for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "Outside Director" as such term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Members of the Committee are selected by the Board to serve until their successors are appointed.

The Committee must act by a majority of its members in office. The Committee may act by vote at a meeting or by written consent. In addition to any other powers described herein, the Committee has the authority to select those eligible persons who may participate in the Plan and to determine the terms and conditions of their awards, including the number of shares subject thereto, subject only to the limitations of the Plan and applicable law. In addition, the Committee has the authority to construe and interpret the terms of the Plan and individual award agreements and make all other determinations and take any other action which is necessary or advisable for the administration of the Plan. A member of the Committee will generally not be liable for actions or determinations made in good faith with respect to the Plan.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Plan will terminate on December 19, 2006. However, the Board may, at any earlier time, suspend or terminate the Plan (without shareholder approval). Such termination typically will not affect rights of participants which accrued prior to such termination. The Board may also amend the Plan at any time.

Any amendment or termination of the Plan will not be made if it would adversely affect any material vested benefits under any awards without the consent of the affected recipients. The Committee may, with the consent of a participant, waive any conditions or rights with respect to, or amend, alter, suspend, discontinue or terminate any unexercised award.

ELIGIBILITY AND PARTICIPATION

Any officer (whether or not a director), other employees of the Company and its subsidiaries, any non-employee Director of the Company, or any individual consultant or advisor who renders bona fide services to the Company, as determined in the sole discretion of the Committee, is eligible to be granted awards under the Plan. The individuals eligible to participate in the Plan are referred to herein as "Eligible Persons." The Committee may grant an award to any Eligible Person who performs significant services for the benefit of the Company.

SHARES AVAILABLE FOR AWARDS AND TERMS OF AWARDS

The Committee determines the number of shares subject to each award granted to an eligible person under the Plan and the terms and conditions of such award, including the price (if any) to be paid to the Company for the shares or the award and, in the case of Performance Share Awards, the specific objectives, goals and performance criteria of such awards. The maximum number of shares of Common Stock which may be delivered pursuant to awards granted during any calendar year to any Eligible Employee may not exceed 150,000 shares. These shares may be unissued shares of the Company or reacquired shares bought on the open market for that purpose.

Under the Plan, each of the limits described above as well as the kind of shares available are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events which change the number or kind of shares outstanding.

NO TRANSFERABILITY

The Plan provides, with limited exceptions, that rights or benefits under any award are not assignable or transferable except by will or the laws of descent and distribution, and that only the Eligible Person (or, if the Eligible Person has suffered a disability, his or her legal representative) may exercise his or her award during the Eligible Person's lifetime. There are certain exceptions for transfers to members of the participant's family, charitable institutions or entities whose beneficiaries are members of the participant's family or charitable institutions pursuant to conditions that the Committee may establish. There are also exceptions for transfers to the Company, transfers pursuant to domestic relations orders and, if authorized by the Committee, "cashless exercises" with unaffiliated third parties who provide financing or otherwise facilitate the exercise of awards consistent with applicable legal standards.

AWARD AGREEMENT

Each award must be evidenced by a written agreement (the "Award Agreement") executed by an authorized officer of the Company and, if required by the Committee, by the eligible person, containing all the terms and conditions of the award.

POSSIBLE EARLY TERMINATION OF AWARDS

In the event that the stockholders of the Company approve the dissolution or liquidation of the Company, certain mergers or consolidations, or the sale of substantially all of the business assets of the Company, unless prior to such event the Board of Directors determines that there shall be either no acceleration or limited acceleration of awards, each option and or stock appreciation right shall become immediately exercisable, restricted stock shall immediately vest and the number of shares covered by each performance share shall be issued to the participant.

The Plan generally provides that if a Participant's employment by the Company terminates for any reason other than for cause (as determined in the discretion of the Committee), the Participant will have three months from the date of his or her severance to exercise his or her award to the extent it was exercisable on the date of severance. After such period of time, the award will terminate. In the case of a termination for cause, a Participant's award will automatically terminate on the date of severance. In no case, however, will the exercise period extend beyond the original expiration date of the award.

Nothing in the Plan confers upon an employee the right to remain in the employ of the Company, or to interfere with the right of the Company to reduce such employee's compensation.

AWARDS

    a. Options

One or more options ("Options") may be granted to any Eligible Person. The Committee will designate options as either Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended ("the Code"), or Nonqualified Stock Options, those not meeting the requirements of the Code, and the appropriate designation will appear on the respective Award Agreement. However, only employees of the Company may be granted Incentive Stock Options. Award Agreements need not be identical and, as previously noted, the terms of individual Award Agreements are determined by the Committee, subject to the limitations described in the Plan.

No Option may be exercised more than 10 years (or, in the case of Incentive Stock Options granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company, five years) after the date it is granted or such shorter period as the Committee may determine. Specific exercise features are set forth in the applicable Award Agreements. Typically, options are exercisable until the expiration of the exercise period, subject to possible acceleration by the Committee and early termination as described above (see "Possible Early Termination of Awards" above).

The purchase price payable upon the exercise of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the award date. However, with respect to Incentive Stock Options granted to a recipient who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least equal to 110% of the fair market value of the Common Stock on the award date. Payment for the exercise may be made (i) in cash, check, or by electronic funds transfer, (ii) by notice and third party payment in such manner as may be authorized by the Committee, (iii) if authorized by the Committee, by a promissory note consistent with the requirements of the Plan, or (iv) subject to the Committee's approval, by delivery of shares of common stock of the Company already owned by the eligible person.

Holders of Options will have no rights as stockholders with respect to any shares covered by such Options until stock certificates are issued for such shares. Except as described above (see "Shares Available for Awards and Terms of Awards"), no adjustment will be made for cash dividends or distributions or other rights for which the record date is prior to the date the stock certificate is issued.

     b. Stock Appreciation Rights

In its discretion, the Committee may grant a Stock Appreciation Right either concurrently with the grant of another award, with respect to an outstanding award, or independently of an award. A Stock Appreciation Right is the right to receive payment of an amount equal to the excess of the fair market value of the Common Stock on the date of exercise of the Stock Appreciation Right over the exercise price of the related Award (or the initial share value specified in the applicable Award Agreement). The Stock Appreciation Right may extend to all or a portion of the shares covered by the related award and a Stock Appreciation Right is only exercisable when and to the extent that the related award is exercisable (or as provided in the applicable Award Agreement).

Upon exercise of a Stock Appreciation Right, the participant receives, for each share with respect to which the Stock Appreciation Right is exercised, an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the exercise price of the related award or the initial share value specified in the applicable Award Agreement. The Committee, in its sole discretion, may provide for payment upon exercise of a Stock Appreciation Right to be solely in shares of Common Stock (valued at fair market value at date of exercise), in cash, or in a combination of Common Stock and cash.

     c. Restricted Stock Awards

A Restricted Stock Award is an award of a fixed number of shares of Common Stock subject to vesting requirements and other restrictions. The Committee specifies the price, if any, the participant must pay for such shares and the restrictions imposed on such shares. Restricted Stock awarded to a participant may not be voluntarily or involuntarily sold, assigned, transferred, pledged or encumbered during the restricted period. Stock certificates evidencing shares of restricted stock shall be held by the Company, or in trust or in escrow pursuant to an agreement satisfactory to the Committee, until the restrictions have expired. The applicable Award Agreement shall state whether the recipient of a Restricted Stock Award is entitled to receive any dividends pertaining to such shares prior to the time they have vested, and the extent to which cash paid or received in connection with a Restricted Stock Award must be returned in the event that any of the restricted shares subject to the Award cease to be eligible for vesting. The participant may vote any restricted shares prior to the time they have vested.

     d. Performance Share Awards

The Committee may, in its discretion, grant one or more Performance Share Awards to any participant based upon such factors (including financial and non-financial performance measures) as the Committee shall deem relevant in light of the specific type and terms of the award. The amount of cash or shares or other property that may be deliverable pursuant to such an award is based upon the degree of attainment over a specified period of such measure(s) of performance of the Company (or any part thereof) or the participant as may be established by the Committee. In general, an Award Agreement shall specify the minimum, target and maximum number of shares (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the participant, the duration of the award and the conditions upon which delivery of any shares or cash to the participant will be based. No award shall be paid if minimal performance is not achieved. In addition, if the Committee determines in its sole discretion that established performance measures or objectives are no longer suitable because of a change in business operations, corporate or capital structure or other conditions that are appropriate, the Committee may modify performance measures and objectives as appropriate.

BENEFITS UNDER THE STOCK INCENTIVE PLAN

The number of Options that may be granted to employees, consultants or executive officers in the future under the Stock Incentive Plan cannot be determined with any reasonable degree of certainty, although it is anticipated that grants to executive officers will be made in the future. Awards of stock may be made to Directors in lieu of cash payments of Directors fees. The following table reflects the options that were received by or allocated to each of the persons set forth below during fiscal year 1997 and fiscal year 1998 through July 15, 1997:

NAME AND POSITION                                NUMBER OF SHARES
------------------                               -----------------

Gerald E. Schlesinger, Senior Vice President...         50,000
John A. Marsalisi, Chief Financial Officer.....         40,000
Executive Group................................         90,000
Non Executive Director Group...................           --
Non Executive Officer Group....................        202,700

The Board of Directors recommends a vote FOR this proposal.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telecopier, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telecopier, telegram or in person.

STOCKHOLDER PROPOSALS

As more fully explained in the Company's By-laws, stockholder proposals intended to be presented at Annual Meeting, including proposals for the nomination of directors, removal of directors, amendments to the Company's Certificate of Incorporation or By-laws or the repeal of a by-law, must be received in writing by the Company's Secretary no earlier than 90 days and no later than 60 days in advance of the annual meeting of stockholders, or, if fewer than 70 days notice or prior public disclosure of the meeting date is given or made by the Company, not later than the 10th day after which notice was mailed or such public disclosure was made.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                John A. Marsalisi
                                Secretary

--------------------------------------------------------------------------------

                                     PROXY

                          FIRST AVIATION SERVICES INC.
                 15 Riverside Ave., Westport, Connecticut 06880
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael C. Culver and John F. Marsalisi as proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to vote, as designated on the reverse side, all the shares of Common Stock of First Aviation Services Inc. held of record by the undersigned on July 30, 1997 at the Annual Meeting of Stockholders to be held on August 25, 1997 or any adjournment thereof.

                        (To be Signed on Reverse Side)

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

          Please mark your
A  / X /  votes as in this
          example.


                FOR nominee
              listed at right     WITHHOLD AUTHORITY
            (except as marked     to vote for nominee
           to the contrary below)   located at right

1. Election of                                      Nominees: Aaron P. Hollandor
   Directors for a  /   /               /   /                 Joshua S. Friedman
   term to expire
   at the Annual Meeting of Shareholder's in the year
   2000.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)



                                                       FOR    AGAINST    ABSTAIN
2. Proposal to ratify the appointment of
   Ernst & Young LLP as the independent auditors      /   /    /   /      /   /
   of First Aviation Services, Inc.

3. Proposal to amend the First Aviation Services
   Inc. Stock Incentive Plan.                        /   /    /   /      /   /

4. In their discretion, the Proxies may be used to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE VOTE, SIGN, DATE, AND EXECUTE THE PROXY CARD USING THE ENCLOSED
ENVELOPE.


SIGNATURE______________________________________________DATED:___________________

_____________________________________________         INITIAL:__________________
               (Signature if Held Jointly)

Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.